                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the
         Commission Only (as permitted by
         Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to SS 240.14a-11(c) or SS 240.14a-12

                      American Residential Services, Inc.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                   [ARS LOGO]

                              AMERICAN RESIDENTIAL
                                 SERVICES, INC.

                                   NOTICE OF
                              1997 ANNUAL MEETING
                                OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                           MEETING DATE: JUNE 3, 1997

      LOGO

                      AMERICAN RESIDENTIAL SERVICES, INC.
                           POST OAK TOWER, SUITE 725
                              5051 WESTHEIMER ROAD
                           HOUSTON, TEXAS 77056-5604
                                 (713) 599-0100

                                 APRIL 25, 1997

DEAR STOCKHOLDER:

     The 1997 Annual Meeting of Stockholders of American Residential Services, Inc. (the "Company") will be held on Tuesday, June 3, 1997, at 9:30 a.m., Houston time, at The University Club, Post Oak Tower, Suite 355, 5051 Westheimer Road, Houston, Texas 77056.

     Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's 1996 Annual Report to Stockholders and Form 10-K for the year ended December 31, 1996, which are not a part of the Proxy Statement, are also enclosed and provide additional information regarding the financial results of the Company in 1996.

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend in person, please sign and promptly return the enclosed proxy card in the enclosed prepaid return envelope. Your shares will be voted at the Annual Meeting in accordance with your proxy. If you sign and return your proxy card without specifying your choices, it will be understood you wish to have your shares voted in accordance with the Board of Directors' recommendations.

                                          Sincerely,

                                          /s/ C. Clifford Wright, Jr.
                                          C. Clifford Wright, Jr.
                                          President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1997

     The 1997 Annual Meeting of Stockholders of American Residential Services, Inc., a Delaware corporation (the "Company"), will be held at 9:30 a.m., Houston time, on June 3, 1997 at The University Club, Post Oak Tower, Suite 355, 5051 Westheimer Road, Houston, Texas 77056, for the following purposes:

          1. To elect three Class I directors of the Company to hold office until the third succeeding annual meeting of stockholders after their election (the 2000 Annual Meeting) and until their respective successors have been duly elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1997; and

          3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 7, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors,
                                          /s/ JOHN D. HELD
                                          John D. Held
                                          Secretary
Houston, Texas
April 25, 1997

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.

                      AMERICAN RESIDENTIAL SERVICES, INC.

                           POST OAK TOWER, SUITE 725
                              5051 WESTHEIMER ROAD
                           HOUSTON, TEXAS 77056-5604

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to holders of Common Stock of American Residential Services, Inc. (the "Company") beginning on or about April 25, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company for its 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 3, 1997 at the time and place and for the purposes set forth in the accompanying notice. Shares can be voted at the meeting only if the owner is represented by proxy or is present. The Board of Directors is soliciting proxies to give all stockholders an opportunity to vote and to meet legal requirements respecting the number of shares that must be represented in order to hold the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is necessary for this purpose.

     When a proxy card is returned properly signed, the shares it represents will be voted in accordance with the choices it specifies. If a proxy card is signed and returned without specifying choices, the shares it represents will be voted as recommended by the Board of Directors. Abstentions and broker "non-votes" marked on a proxy card are voted neither "for" or "against" either of the proposals to be voted on at the Annual Meeting, but are counted as "present" in the determination of a quorum. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing a written revocation with the Corporate Secretary of the Company, at the address shown above.

     If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be adjourned from time to time, without notice other than by announcement at the meeting adjourned (unless the adjournment is for more than 30 days or a new record date is fixed), to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.

     At the close of business on April 7, 1997, the record date for determining stockholders eligible to vote at the Annual Meeting, the Company had outstanding and entitled to vote 11,679,617 shares of Common Stock, each of which is entitled to one vote.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitations by mail, a number of employees of the Company may solicit proxies in person or by facsimile transmission or telephone. The Company also has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies at an estimated cost of $4,000, plus reimbursement of reasonable out-of-pocket expenses. The Company will reimburse brokers, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of Common Stock.

     The Company's 1996 Annual Report to Stockholders and Form 10-K for the year ended December 31, 1996, including consolidated financial statements, are being furnished simultaneously with this Proxy Statement and mailed to all stockholders of record as of the close of business on April 7, 1997. These reports do not constitute a part of the proxy solicitation material.

                             ELECTION OF DIRECTORS

     PROPOSAL 1: THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO VOTE FOR THE NOMINEES FOR CLASS I DIRECTOR DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. NOMINEES FOR CLASS I DIRECTOR WILL BE ELECTED BY A PLURALITY OF VOTES.

     The Company's Restated Certificate of Incorporation provides for the classification of directors into three classes. The term of office of the Class I directors expires at the Annual Meeting, the term of office of the Class II directors expires at the Company's 1998 Annual Meeting of Stockholders, and the term of office of the Class III directors expires at the Company's 1999 Annual Meeting of Stockholders. Three Class I nominees are proposed to be elected at the Annual Meeting to serve for a three-year term to last until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and have qualified.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

  Class I -- Terms Expiring at the 2000 Annual Meeting

     C. Clifford Wright, Jr., age 44, has been President and Chief Executive Officer and a director of the Company since November 1995. From 1991 to 1995, Mr. Wright was Vice President and Chief Financial Officer of American Ecology Corporation ("American Ecology"), a waste services company. From 1990 to 1991, Mr. Wright was a Director of Corporate Finance with the accounting firm of KPMG Peat Marwick. Prior thereto, he was a divisional vice president in finance and planning of Browning-Ferris Industries, Inc. ("BFI"), a waste services company. Mr. Wright is a Certified Public Accountant.

     Elliot Sokolow, age 54, has been a director of the Company since September 1996 and Director of the Company's Southeast Operations since November 1996. He was a founder of Florida Heating & Air Conditioning, Inc., a subsidiary of the Company, in 1970 and has served as its President since 1977. Mr. Sokolow served as national President of the Air Conditioning Contractors of America ("ACCA") in 1992 and 1993 and is the President-Elect of the Florida Air Conditioning Contractors Association.

     Thomas N. Amonett, age 54, has been a director of the Company since September 1996. He has served as President and Chief Executive Officer of Weatherford Enterra, Inc., a diversified international energy service and manufacturing company, since July 1996. From 1992 to 1996, he served as Chairman of the Board and President of Reunion Resources Company (previously known as Buttes Gas and Oil Company and now known as Reunion Industries, Inc.), a company engaged in plastics manufacturing and other activities. Prior thereto, he was Of Counsel with the law firm of Fulbright & Jaworski L.L.P. from 1986 to 1992. He was President and a director of Houston Oil Fields Company from 1982 to 1986. Mr. Amonett also currently serves as a director of ITEQ, Inc., PetroCorp Incorporated, Reunion Industries, Inc. and Weatherford Enterra, Inc.

DIRECTORS WITH TERMS EXPIRING IN 1998 AND 1999

  Class II -- Terms Expiring at the 1998 Annual Meeting

     Howard S. Hoover, Jr., age 58, has been Chairman of the Board since November 1995. From 1970 until 1991, Mr. Hoover was employed by BFI and served during his tenure as a director and in various management capacities as a member of the Senior Management Committee, Senior Vice President, General Counsel and Secretary. From 1992 until 1995, Mr. Hoover was engaged in various business development and consulting activities.

     Frank N. Menditch, age 45, has been a director of the Company since September 1996 and Director of the Company's Northeast Operations since November 1996. He has been President of General Heating & Air Conditioning Company, Inc., a subsidiary of the Company, since 1983. Mr. Menditch is a past President of the National Capital Chapter of ACCA and of the Metro Washington Heat Pump Association.

     Robert J. Cruikshank, age 66, has been a director of the Company since September 1996. He is primarily engaged in managing his personal investments in Houston. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche. Mr. Cruikshank serves as a director of Houston

Industries Incorporated, MAXXAM Inc., Kaisier Aluminum Corporation, Compass Bank-Houston and Texas Biotechnology Corporation.

     Randall B. Hale, age 34, has been a director of the Company since September 1996. He has been a Vice President of Equus Capital Management Corporation ("ECMC") and Equus II Incorporated ("Equus II") (see "Certain Relationships and Related Transactions -- Organization of the Company" and "Security Ownership of Certain Beneficial Owners and Management") since 1992 and a director of ECMC since February 1996. ECMC is the investment advisor for Equus II, a closed-end investment fund. Mr. Hale currently serves as an officer or director of several private businesses and is a director of Brazos Sportswear, Inc. From 1985 to 1992, he was employed by the accounting firm of Arthur Andersen LLP. Mr. Hale is a Certified Public Accountant. He was appointed to the Board of Directors pursuant to the funding agreement between the Company and Equus II (the "Equus Funding Agreement"), which terminated pursuant to its terms on completion of the Company's initial public offering (the "IPO"). See "Certain Relationships and Related Transactions -- Organization of the Company."

  Class III -- Terms Expiring at the 1999 Annual Meeting

     Gorden H. Timmons, age 47, has served as Chief Operating Officer and a director of the Company since September 1996. He founded Atlas Services, Inc., a subsidiary of the Company, in 1976 and served as its President until September 1996. Mr. Timmons was a founder of the Charleston Chapter of ACCA and is a past President of that chapter.

     William P. McCaughey, age 38, has been a director since November 1995. Mr. McCaughey also served the Company as Executive Vice President and Chief Financial Officer from October 1996 to January 1997 and as Executive Vice President -- Planning and Development from November 1995 until October 1996. From 1992 to 1995, Mr. McCaughey was Treasurer of American Ecology. From 1991 to 1992, he was President of Environmental Financial Services, Inc., an environmental research and consulting firm. He served as Vice President and Corporate Treasurer of Republic Waste Industries, Inc., a waste services company, from 1990 to 1991 and, prior thereto, was employed by BFI in several financial positions from 1982 to 1990. Mr. McCaughey is a Chartered Financial Analyst.

     Nolan Lehmann, age 52, has been a director since September 1996. He has been the President of ECMC since its formation in 1983 and of Equus II since its formation in 1991 (see "Certain Relationships and Related
Transactions -- Organization of the Company" and "Security Ownership of Certain Beneficial Owners and Management"). Prior thereto, Mr. Lehmann was employed by Service Corporation International, where he held various positions including vice president -- regional manager and vice president -- corporate development. Mr. Lehmann currently serves as a director of a number of public and private companies, including Allied Waste Industries, Inc., Brazos Sportswear, Inc., Drypers Corporation and Garden Ridge Corporation. He was appointed to the Board of Directors pursuant to the Equus Funding Agreement.

     Don D. Sykora, age 66, has been a director since September 1966. He is currently a consultant to Houston Industries Incorporated ("HII"), a utility holding company. He served as President and Chief Operating Officer of HII from 1993 until his retirement in 1995. From 1990 to 1993, Mr. Sykora was President and Chief Operating Officer of HII's principal operating subsidiary, Houston Lighting & Power Company. Mr. Sykora is currently serving as a director of Powell Industries, Inc., Pool Oilfield Services, Inc. and TransTexas Gas Corp.

BOARD ORGANIZATION AND MEETINGS

     During the year ended December 31, 1996, the Board of Directors held two meetings and acted 17 times by unanimous written consent. All the actions by unanimous written consent occurred prior to the completion of the IPO in September 1996. During 1996, each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member, except for Mr. Hale and Mr. Cruikshank, each of whom did not attend one meeting of the Board of Directors.

     There are five standing committees of the Board of Directors:

     Audit Committee. The Audit Committee consists of Messrs. Amonett, Cruikshank and Hale. It recommends the independent public accountants to be selected by the Board of Directors for stockholder approval each year and acts on behalf of the Board of Directors in reviewing with the independent public accountants, the chief financial and chief accounting officer and other corporate officers various matters relating to the adequacy of the Company's accounting policies, procedures and financial controls and the scope of the annual audits by the independent public accountants. During 1996, the Audit Committee held one meeting.

     Compensation Committee. The Compensation Committee consists of Messrs. Amonett, Lehmann and Sykora. It is authorized to establish the general compensation policy for the officers and directors of the Company and annually reviews and establishes officers' salaries and participation in benefit plans, prepares reports required by the Securities and Exchange Commission (the "SEC") and approves the directors' compensation. During 1996, the Compensation Committee held two meetings.

     Executive Committee. The Executive Committee consists of Messrs. Wright, Hoover, Timmons and Sykora. It may exercise all powers of the Board of Directors and exists primarily to deal with issues and transactions that require approval between regular meetings of the entire Board. During 1996, the Executive Committee acted three times by unanimous written consent.

     Nominating Committee. The Nominating Committee consists of Messrs. Wright, Hoover, McCaughey and Cruikshank. It reviews the size and composition of the Board of Directors, designates new directors by classes, interviews new director candidates and makes recommendations with respect to nominations for the election of directors. The Nominating Committee did not meet in 1996.

     Industry Relations Committee. The Industry Relations Committee consists of Messrs. Hoover, Menditch and Sokolow and acts on behalf of the Company in developing and overseeing the Company's role in industry affairs. During 1996, it held one meeting.

DIRECTORS' REMUNERATION

     The Company currently pays each director who is not a Company employee (a "Nonemployee Director") a fee of $1,500 for each Board meeting attended and $1,000 for each Board committee meeting attended (except for committee meetings held on the same day as Board meetings) and periodically grants Nonemployee Directors options to purchase shares of Common Stock pursuant to the Company's 1996 Incentive Plan (the "Incentive Plan"). It does not pay any additional compensation to its employees for serving as directors, but will reimburse all directors for out-of-pocket expenses they incur in connection with attending meetings of the Board or Board committees or otherwise in their capacity as directors.

     Upon the closing of the IPO on September 27, 1996, each Nonemployee Director was granted an option to purchase up to 10,000 shares of Common Stock under the Incentive Plan. These options will become exercisable at $15 per share (the IPO price to the public) in 33 1/3% annual increments beginning in September 1997 and will expire in June 2006. On the first business day of the month following the date on which each annual meeting of the Company's stockholders is held, each Nonemployee Director also will automatically be granted an option to purchase up to 5,000 shares of Common Stock. Such options will (i) have a ten-year term, (ii) have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant and (iii) become exercisable in 33 1/3% annual increments beginning on the first anniversary of the date of grant.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS TO EXAMINE THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR 1997. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED IF THE VOTES CAST IN FAVOR EXCEED THE VOTES CAST OPPOSING THIS PROPOSAL.

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants to examine the Company's financial statements for the year 1997. Arthur Andersen LLP has served as the Company's independent public accountants since the Company's formation in 1995. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

                                 OTHER BUSINESS

     The Company's management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. If any other matters properly come before the meeting, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1997, the "beneficial ownership" (as defined by the SEC) of the Common Stock of (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and executive officers and (iii) all executive officers and directors of the Company as a group.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                            NAME                               NUMBER      PERCENT
                            ----                              ---------    -------
Equus II Incorporated(2)....................................  1,321,035     11.3%
  2929 Allen Parkway, 25th Floor
  Houston, Texas 77019
Gorden H. Timmons(3)........................................    850,029      7.3%
Chancellor LGT Asset Management, Inc.(4)....................    583,700      5.0%
  Fifty California Street, 27th Floor
  San Francisco, California 94111-4624
C. Clifford Wright, Jr. ....................................    310,730      2.7%
Elliot Sokolow..............................................    276,666      2.4%
William P. McCaughey........................................    270,730      2.3%
Frank N. Menditch...........................................    232,222      2.0%
Howard S. Hoover, Jr. ......................................    215,724      1.8%
John D. Held................................................     42,833         *
Harry O. Nicodemus, IV......................................          0         *
A. Jefferson Walker III.....................................     15,666         *
Michael Mamaux..............................................      8,000         *
Nolan Lehmann...............................................      2,000         *
Robert J. Cruikshank........................................      2,000         *
Randall B. Hale.............................................      1,000         *
Thomas N. Amonett...........................................      1,000         *
Don D. Sykora...............................................      1,000         *
All executive officers and directors as a group (15
  persons)(1)(3)............................................  2,229,600     19.1%

---------------

 *  Less than 1%

(1) Shares shown do not include shares held through the Company's 401(k) plan. The shares beneficially owned include shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 31, 1997 as follows: Mr. Timmons -- 30,000 shares; Mr. Wright -- 100,000 shares; Mr. Sokolow -- 10,000 shares; Mr. McCaughey -- 60,000 shares; Mr.
    Menditch -- 10,000 shares; Mr. Hoover -- 75,000 shares; Mr. Held -- 37,500 shares; Mr. Walker -- 12,500 shares; Mr. Mamaux -- 5,000 shares; and all executive officers and directors as a group -- 340,000 shares.

(2) Based on a Schedule 13G dated October 4, 1996. That Schedule 13G indicates that the 1,321,035 shares reported as beneficially owned includes 100,000 shares obtainable on exercise of a warrant exercisable at $15.00 per share. The Schedule 13G indicates that the reporting person has sole voting power and sole dispositive power with respect to all 1,321,035 shares. Nolan Lehmann, a director of the Company, is the President of Equus II and Randall
    B. Hale, a director of the Company, is a Vice President of Equus II, and thus each may be deemed to be the beneficial owner of the shares held by Equus II. Mr. Lehmann and Mr. Hale each disclaim beneficial ownership of all those shares.

(3) Includes shares held by a trust of which Mr. Timmons is the trustee and shares held by a trust of which Mr. Timmons' spouse is the trustee. Mr. Timmons may be deemed the beneficial owner of the shares held by these two trusts.

(4) Based on a Schedule 13G dated February 7, 1997. That Schedule 13G also discloses as reporting persons Chancellor LGT Trust Company, a wholly owned subsidiary of Chancellor LGT Asset Management, Inc. and LGT Asset Management, Inc., the holding company for Chancellor LGT Asset Management, Inc. The Schedule 13G indicates that the reporting persons have sole voting power and sole dispositive power with respect to all 583,700 shares.

     Except as otherwise indicated, the address of each person listed in the above table is c/o American Residential Services, Inc., Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056-5604. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information regarding aggregate cash compensation, restricted stock and stock option awards and other compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers for services rendered to the Company during 1996:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                -----------------------
                                                                        AWARDS
                                                ANNUAL          -----------------------
                                             COMPENSATION       RESTRICTED     SHARES
          NAME AND PRINCIPAL             --------------------     STOCK      UNDERLYING      ALL OTHER
               POSITION                   SALARY     BONUS(1)     AWARDS      OPTIONS     COMPENSATION(2)
          ------------------             --------    --------   ----------   ----------   ---------------
C. Clifford Wright, Jr. ...............  $175,000    $ 28,770       --         200,000       $  1,240
  President and Chief Executive Officer
Howard S. Hoover, Jr. .................  $160,000    $ 26,970       --         150,000       $    498
  Chairman of the Board
William P. McCaughey...................  $140,000    $ 23,600       --         120,000       $    810
  Executive Vice President and Chief
  Financial Officer(3)
John D. Held...........................  $ 99,230(4) $100,220(5)     --         75,000       $    685
  Senior Vice President, General
  Counsel and Secretary
Gorden H. Timmons......................  $ 56,540(6) $ 27,910       --         150,000       $    354
  Chief Operating Officer

---------------

(1) Except as stated in Note (5) below, represents cash performance-based bonus awards paid for the period September 27, 1996 to December 31, 1996.

(2) Represents: (i) matching contributions by the Company under the Company's 401(k) plan for the executive officers named in the above table in the amounts of $417 for Mr. Wright, $355 for Mr. McCaughey, $307 for Mr. Held and $354 for Mr. Timmons; and (ii) the dollar value of insurance coverage provided to the named executive officers by the Company under the Company's Executive Life Insurance Program in the amounts of $823 for Mr. Wright, $498 for Mr. Hoover, $455 for Mr. McCaughey and $378 for Mr. Held.

(3) Mr. McCaughey ceased serving as an executive officer of the Company effective January 1997.

(4) Salary earned since the date of commencement of Mr. Held's employment with the Company in March 1996.

(5) Of this amount, $80,000 represents 5,333 shares of Common Stock awarded to Mr. Held under the Incentive Plan when the IPO closed and valued at the initial IPO price to the public ($15 per share).

(6) Salary earned since the date of commencement of Mr. Timmons' employment with the Company in September 1996.

OPTION GRANTS

     The following table sets forth information regarding the options granted during 1996 to the executive officers named in the Summary Compensation Table:

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------
                                           PERCENT                                  POTENTIAL REALIZABLE VALUE
                               NUMBER      OF TOTAL                                 AT ASSUMED ANNUAL RATES OF
                             OF SHARES     OPTIONS                                   STOCK PRICE APPRECIATION
                             UNDERLYING   GRANTED TO                                    FOR OPTION TERM(2)
                              OPTIONS     EMPLOYEES    EXERCISE                     ---------------------------
           NAME               GRANTED      IN 1996     PRICE(1)   EXPIRATION DATE        5%            10%
           ----              ----------   ----------   --------   ----------------  ------------   ------------
C. Clifford Wright, Jr. ...   200,000        13.3%      $ 8.00    January 31, 2006    $1,006,000     $2,550,000
Howard S. Hoover, Jr. .....   150,000        10.0%      $ 8.00    January 31, 2006    $  754,500     $1,912,500
William P. McCaughey.......   120,000         8.0%      $ 8.00    January 31, 2006    $  603,600     $1,530,000
John D. Held...............    75,000         5.0%      $ 9.60    March 6, 2006       $  453,000     $1,147,500
Gorden H. Timmons..........   150,000        10.0%      $15.00    June 12, 2006       $1,414,500     $3,586,500

---------------

(1) All options shown in this table were granted prior to the closing of the IPO, and the Board of Directors determined that, as of the respective grant dates of these options, their per-share exercise prices exceeded the then fair market value of a share of Common Stock. This presentation assumes the exercise price of each of these options equaled that fair market value on the grant date.

(2) Calculated on the basis of the indicated rate of appreciation in the value of the Common Stock, compounded annually from the assumed fair market value on the grant date, from the grant date to the end of the option term.

     The options granted to Messrs. Wright, Hoover, McCaughey and Held have 10-year terms, became exercisable as to 50% of the shares subject thereto on March 27, 1997 and will become fully exercisable on March 27, 1998. The options granted to Mr. Timmons have a 10-year term, are currently exercisable as to 20% of the shares subject thereto and will vest an additional 20% per year, commencing on September 27, 1997.

AGGREGATE OPTION HOLDINGS AND YEAR-END VALUES

     No options were exercised during 1996. The following table presents information regarding the value of options outstanding at December 31, 1996 for each of the executive officers named in the Summary Compensation Table:

                                                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS HELD
                                                 OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
C. Clifford Wright, Jr. .......................         --        200,000          --         $3,825,000
Howard S. Hoover, Jr. .........................         --        150,000          --         $2,868,750
William P. McCaughey...........................         --        120,000          --         $2,295,000
John D. Held...................................         --         75,000          --         $1,314,375
Gorden H. Timmons..............................         --        150,000          --         $1,818,750

---------------

(1) The closing price for the Common Stock as listed on the New York Stock Exchange on December 31, 1996 was $27.125. Value is calculated on the basis of the difference between the option exercise price and $27.125, multiplied by the number of shares of Common Stock underlying the options.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. Wright, Hoover, Timmons, Sokolow, Menditch and Held. Each of these agreements (i) provides for an annual minimum base salary, (ii) entitles the employee to participate in all the Company's compensation plans (as defined) in which executive officers of the Company participate and (iii) has a continuous three-year term subject to the right of either party to terminate the employee's employment at any time. If the employee's employment is terminated by the Company without cause (as defined) or by the employee with good reason (as defined), the employee will be entitled, during each of the years in the three-year period beginning on the termination date, to (i) periodic payments equal to his average annual cash compensation (as defined) from the Company, including bonuses, if any, during the two years (or such shorter period of employment) preceding the termination date and (ii) continued participation in all the Company's compensation plans (other than the granting of new awards under the Incentive Plan or any other performance-based plan). Except in the case of a termination for cause, any stock options previously granted to the employee under the Incentive Plan that have not been exercised and are outstanding as of the time immediately prior to the date of his termination will remain outstanding (and continue to become exercisable pursuant to their respective terms) until exercised or the expiration of their term, whichever is earlier. If a change of control (as defined) of the Company occurs, the employee may terminate his employment at any time during the 365-day period following that event and receive a lump sum payment equal to three times his highest annual base salary under the agreement (plus such amounts as may be necessary to hold the employee harmless from the consequences of any resulting excise or other similar purpose tax relating to "parachute payments" under the Internal Revenue Code of 1986, as amended). Each employment agreement contains a covenant limiting competition with the Company for a period of one year following termination of employment.

     The Company also had an employment agreement with terms substantially the same as those described above with Mr. McCaughey, who ceased to serve as an executive officer of the Company in January 1997. In April 1997, Mr. McCaughey's employment agreement was terminated, and the Company paid Mr. McCaughey $75,000 pursuant to the terms of that agreement. Mr. McCaughey continues to serve as a director of the Company.

     The Company also has employment agreements with other executive officers of the Company.

                               PERFORMANCE GRAPH

     The following graph compares the percentage change in the market value of Company's Common Stock to the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and a group of three peer issuers (the "Peer Group Index") for the portion of 1996 that the Company's Common Stock was registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the investment of $100 on September 25, 1996, the date immediately following the date of the IPO, and the reinvestment of all dividends since that date to December 31, 1996. The three peer issuers are Chemed Corporation, Service Experts, Inc. and Watsco, Inc., each of which is a publicly traded company engaged (either directly or through a subsidiary) in the same or similar business as the Company. The Peer Group Index was weighted for market capitalization.

 Measurement Period
    (Fiscal Year
      Covered)             100         100         100
9/96                       127.50      105.63      104.39
10/96                      126.67      108.54      105.61
11/96                      142.50      116.75      116.01
12/96                      180.83      114.43      121.72

Source: Zack's Investment Research, Inc.

     The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The total return on investment for the period shown for the Company, the S&P 500 Index and the Peer Group Index is based on the stock price or composite index at September 25, 1996.

     The performance graph appearing above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION
OVERVIEW

     The Company's executive compensation program has been designed to assist the Company in attracting, motivating and retaining the executive talent the Company needs in order to maximize its return to stockholders. To this end, the Company's executive compensation program provides competitive compensation levels and incentive pay levels that vary based on corporate, business units (for business unit positions) and individual performance.

     Base salary, annual incentives and long-term incentives are the elements of compensation provided to the Company's executives. The Compensation Committee's philosophy in structuring a competitive executive compensation program is to place more emphasis on variable incentive pay and less emphasis on base salary. The Company focuses more on performance-based incentive pay because the Compensation Committee's key compensation program objective is to reward executives for maximizing long-term returns to stockholders. The Compensation Committee generally determines competitive levels of compensation for executive positions based on information drawn from compensation surveys, proxy statements for comparable organizations and compensation consultants.

BASE SALARY

     The Company's base salary program is based on a philosophy of providing salaries that are competitive with the market median for companies of comparable size (as measured by revenues). In the aggregate, the Company's executive salaries are generally consistent with this philosophy. Base salary levels are also based on each individual employee's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities are paid correspondingly higher salaries.

     The Compensation Committee intends to review executive salaries annually based on a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. All salary increases are granted within a pay-for-performance framework. Performance for base salary purposes is assessed using a qualitative, rather than a quantitative, performance assessment; no specific performance formula or weighting of factors is used in determining base salary levels. However, the Compensation Committee considers earnings levels and progress in implementing the Company's business development efforts in establishing base salary increases for executives.

INCENTIVE PLAN

     Prior to the Company's initial public offering (the "IPO"), the stockholders and the Board of Directors of the Company approved the Company's 1996 Incentive Plan (the "Incentive Plan"). The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards designed to provide participants in the Incentive Plan with a proprietary interest in the growth and performance of the Company.

     Stock options align the interests of employees and stockholders by providing value to the executive through stock price appreciation only. The stock options granted in 1996 have a ten-year term and are generally exercisable at a rate of 20% per year beginning either six months or one year after the grant date. Prior to the closing of the IPO, the Company granted a net total of 1,445,000 options and 39,987 restricted stock awards. Subsequent to the closing of the IPO and through March 31, 1997, the Company granted a total of 1,665,700 options, primarily to key employees. In all cases, whether granted prior to or subsequent to the IPO, the exercise price of the options was equivalent to or greater than the fair market value of the Common Stock at the time of such grants.

     It is anticipated that future stock option awards will be made periodically at the discretion of the Compensation Committee based on recommendations of the Chief Executive Officer (the "CEO"). Stock option grant sizes, in general, will be evaluated by regularly assessing competitive market practices and the overall performance of the Company. It is anticipated that award sizes will be targeted within the upper half of the market for comparable companies. This aggressive posture with regard to stock options is intended to focus management's efforts on maximizing stockholder returns. However, the number of options granted to a particular participant is also based on the Company's historical financial success, its future business plans and the individual's position and level of responsibility within the Company. All of these factors are assessed subjectively and are not weighted.

1997 AWARD PROGRAM

     For 1997, the Compensation Committee has adopted an award program under the Incentive Plan (the "1997 Award Program"). Under the 1997 Award Program, target award opportunities vary by individual position and are expressed as a percentage of base salary. The amount a particular executive may earn is directly dependent on the individual's position, responsibility and ability to impact the Company's financial success.

     The 1997 Award Program provides that 75% of the award shall be measured by certain Company targets and 25% of the award shall be measured by the individual participant's performance. The Company targets for purposes of the 1997 Award Program are based on a Company 1997 revenue target and a 1997 earnings per share target. These items are equally weighted. At the discretion of the Compensation Committee, up to 50% of such award may be paid in Common Stock of the Company, valued at fair market value on the date of grant.

1996 CHIEF EXECUTIVE OFFICER PAY

     As described above, the Compensation Committee considers several factors in developing an executive compensation package. For the CEO, these factors include competitive market pay practices, performance level, experience, contributions toward achievement of strategic goals and the overall financial and operations success of the Company. Specific actions taken by the Compensation Committee regarding the CEO's compensation in 1996 are summarized below.

  Base Salary

     At the time of the IPO, the CEO's base annual salary was fixed at $175,000 and did not change during 1996. The Compensation Committee noted that prior to the IPO, Mr. Wright received only a portion of his base salary with the balance paid on completion of the IPO. In December 1996, the Compensation Committee increased Mr. Wright's base salary level for 1997 to $250,000, a level which the Compensation Committee believed was commensurate with base salaries of chief executive officers of companies with similar revenues.

  S&P Bonus Plan

     In June 1996, the Board of Directors granted Mr. Wright, as well as four other executive officers of the Company, incentive cash bonus awards for 1996 which were based, subject to the overall performance of the Company, on the performance of the Company's Common Stock after the IPO as compared to the performance of each of the stocks included in the Standard & Poor's 500 Stock Index (the "S&P 500"). The amount of each award was determined by multiplying the officer's salary earned from September 27, 1996 through December 31, 1996 by a percentage determined by ranking the Common Stock's price performance including reinvested dividends, if any ("Total Stockholder Return"), among Total Stockholder Returns of all the stocks in the S&P 500. Because the Company's Common Stock price performance for the relevant period was in the top 1% of such S&P 500 ranking, Mr. Wright, and the other four participating executive officers, were eligible to receive a cash bonus of up to 2.5 times their base salary for the relevant period. The Compensation Committee elected to pay 25% of the maximum award to the participants in this bonus program ($28,800 in the case of Mr. Wright). The remaining amount of such award or a portion thereof may be paid in 1997 at the discretion of the Compensation Committee.

     The Compensation Committee has elected not to utilize the S&P 500 bonus program in the future and instead intends to utilize the Incentive Plan described above.

  1996 Incentive Plan

     In January 1996, the Board of Directors of the Company awarded the CEO 200,000 stock options under the predecessor of the Incentive Plan with an exercise price of $8.00 per share. These options vest at a rate of 50% in six months after the date of the IPO, and 50% eighteen months after the date of the IPO. The Compensation Committee believes the combined size of these initial awards is consistent with typical grant practices for development-stage companies, pursuant to which stock option awards for senior management are front-loaded. They also are indicative of Mr. Wright's very significant efforts in connection with the founding of the Company, including formulating the initial business plan for the Company, organizing the Company's IPO, identifying the founding companies and negotiating the terms of their acquisition by the Company. Heavy emphasis was placed on long-term incentive compensation for the CEO because cash compensation levels were constrained during the Company s pre-IPO start-up phase. Stock options also help to align the CEO's interest with those of the Company's stockholders. The performance sensitivity of the stock options is reflected in the fact that options only produce income for the recipient based on share price appreciation.

     In 1997, the CEO will participate in the 1997 Award Program under the Incentive Plan described earlier in this report. If the 1997 Award Program targets are met, Mr. Wright would be entitled to an award equal to 80% of his 1997 base salary.

     This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such statutes except to the extent that the Company specifically incorporates this information by reference.

     This report is furnished by the Compensation Committee of the Board of Directors.

                                          Thomas N. Amonett (Chairman)
                                          Nolan Lehmann
                                          Don D. Sykora

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the Company's fiscal year ended December 31, 1996, the Compensation Committee of the Board of Directors consisted of Thomas N. Amonett, Nolan Lehmann and Don D. Sykora. Mr. Lehman is President of Equus II, which engaged in the transactions described below under "Certain Relationships and Related Transactions -- Organization of the Company" in 1996 prior to the time Mr. Lehman became a director of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

     The Company was initially capitalized in October 1995 with $1,000 provided by Messrs. Wright, Hoover and McCaughey. As a result of stock splits, the 1,000 shares initially issued by the Company to its founders total 422,480 shares of Common Stock. Prior to the IPO, Equus II advanced funds to the Company pursuant to a $2.6 million commitment to enable the Company to pay various expenses incurred in connection with its efforts to create the Company and effect the IPO. On the closing of the IPO, $0.5 million of this note was converted into 844,962 shares of Common Stock, and the Company repaid the balance of the note with proceeds from the IPO. As a part of its funding arrangements with Equus II, the Company issued a warrant to Equus II in March 1996 to purchase up to 100,000 shares of Common Stock at $15 per share. That warrant will expire in 2001 to the extent not exercised.

     Concurrently with the IPO, the Company acquired, in separate transactions, seven residential services businesses. The transactions pursuant to which the Company acquired the seven companies are referred to herein as the "Initial Acquisitions", and the seven companies acquired, together with Enterprises Holding Company ("EHC"), which was the common parent of two of the companies acquired, are referred to herein as the "Founding Companies." In connection with the Initial Acquisitions and as consideration for their interests in the Founding Companies, certain directors and executive officers of the Company, together with a family trust in one case, received cash and shares of Common Stock, as follows: Mr. Menditch -- $5.24 million and 222,222 shares; Mr.
Timmons -- $5.83 million and 820,029 shares; and Mr. Sokolow -- $6.68 million and 266,666 shares. In addition, the following persons, together with family trusts in one case, received as consideration for their interests in EHC the following: Mr. Wright -- 52,300 shares and $237,000; Mr. Hoover -- 34,866 shares and $158,000; Mr. McCaughey -- 52,300 shares and $237,000; and Equus
II -- 376,073 shares and $1.27 million. The consideration paid by the Company for EHC also included the repayment or assumption of $13.2 million of indebtedness and other obligations EHC had incurred to purchase two of the Founding Companies. In addition, the Company issued a warrant (since exercised) to purchase 8,333 shares of Common Stock at a total purchase price of $83.33 in exchange for a warrant previously issued by EHC to NationsBank of Texas, N.A. (which, together with Equus II, had financed EHC's purchases of two of the Founding Companies). EHC had paid $17.5 million in cash to purchase one of the Founding Companies and certain real estate used in its business and $2.0 million in cash to purchase another of the Founding Companies. For purposes of purchasing EHC, the Company valued EHC on a basis consistent with the other Initial Acquisitions, using the same multiple of cash flow, as adjusted for owners' compensation and other nonrecurring items and for working capital and the fair market value of real estate, if any, being acquired.

REAL ESTATE AND OTHER TRANSACTIONS

     Atlas Services, Inc. ("Atlas"), one of the Founding Companies, leases office and warehouse space at two locations from a company in which Mr. Timmons has a 50% ownership interest. Rentals under these leases, which extend to May 2005 and May 2006, respectively, currently total $178,800 annually and will increase if a specified prime interest rate increases to 11% or above. Atlas also leases office and warehouse space from a partnership in which members of Mr. Timmons' immediate family have a 50% ownership interest. This lease extends to February 2006 and provides for total annual rentals of $42,000. Office space at another location is leased by Atlas from a partnership in which Mr. Timmons owns a 90% interest. The lease commenced in November 1996 for a three-year term, with initial annual rentals of $25,600.

     General Heating & Air Conditioning Company, Inc., one of the Founding Companies, leases office and warehouse space under four leases from a limited partnership owned by Mr. Menditch, his brothers and trusts for the benefit of their children. Annual rentals under the leases, which expire at the end of 2005, currently total $511,027 and will increase a minimum of 4% each year.

     Florida Heating & Air Conditioning, Inc., one of the Founding Companies, leases its principal office and warehouse space from a limited partnership 80% owned by Mr. Sokolow. The annual rental under the lease, which is scheduled to expire May 31, 2005, currently is $236,099 and will increase 5% each year.

     The Company believes the rentals provided under the leases described above are fair market rentals.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the SEC and the New York Stock Exchange initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

     Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1996, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 1996.

                              REPORT ON FORM 10-K

     The Company filed its Annual Report on Form 10-K for the year ended December 31, 1996 with the SEC on March 31, 1997. A copy of that report, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder of the Company. Written requests for copies of the report should be directed to Investor Relations, American Residential Services, Inc., Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056-5604.

       SUBMISSION OF STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

     Under the Company's Bylaws, no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under Rule 14a-8 under the Exchange Act) or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) generally not less than 90 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a stockholder must comply with in order to have a shareholder proposal included in the Company's Proxy Statement under Rule 14a-8 under the Exchange Act. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to American Residential Services, Inc., Attn:
Corporate Secretary, Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056-5604.

     Proposals stockholders intend to have included in the Company's proxy statement for the 1998 Annual Meeting of Stockholders should be sent to American Residential Services, Inc., Attn: Corporate Secretary, Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056-5604, and must be received by the Company at that address by December 26, 1997.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      AMERICAN RESIDENTIAL SERVICES, INC.

        The undersigned hereby appoints C. Clifford Wright, Jr., Howard S. Hoover, Jr. and John D. Held, and each of them, as proxies, with full power of substitution and resubstitution in each, and hereby authorizes them to represent and vote, as designated on the other side of this Proxy, all the shares of common stock of American Residential Services, Inc. standing in the name of the undersigned with all powers that the undersigned would possess if present in person at the Annual Meeting of Stockholders of the Company to be held June 3, 1997 or any adjournment or postponement thereof. In their discretion, the proxies may vote upon such other business as may properly come before the meeting.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                                PLEASE MARK
                                                              YOUR VOTES AS
                                                               INDICATED IN  [X]
                                                               THIS EXAMPLE

                      AMERICAN RESIDENTIAL SERVICES, INC.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1 AND
ITEM 2.

THE BOARD OF DIRECTOR RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

ITEM 1--Election of Class I Directors                  FOR        WITHHELD
                                                                  FOR ALL
                                                       [ ]          [ ]
  Nominees:
     C. Clifford Wright, Jr.
     Elliot Sokolow
     Thomas N. Amonett

WITHHELD FOR: (Write the name of any nominee for whom your vote is being withheld in the space provided below.)


_______________________________________________

ITEM 2--RATIFICATION OF APPOINTMENT                    FOR    AGAINST    ABSTAIN
        OF INDEPENDENT PUBLIC ACCOUNTANTS              [ ]      [ ]        [ ]



                                       Date________________________________1997


                                       _______________________________________
                                                     (Signature)

                                       _______________________________________
                                                     (Signature)

                                       NOTE: Please sign as name appears hereon.
                                       Joint owners should each sign. When
                                       signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign full corporation name and sign authorized officer's name and indicate title. If a partnership, please sign in partnership name and sign authorized person's name and indicate title. The person or entity signing above hereby revokes all proxies heretofore given by such person or entity to vote at such meeting or any adjournment or postponement thereof.